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                    April 10, 2023

       Brian R. Mueller
       Executive Vice President, Finance & Chief Financial Officer BioMarin Pharmaceutical Inc.
       770 Lindaro Street
       San Rafael, CA 94901

                                                        Re: BioMarin
Pharmaceutical Inc.
                                                            Form 10-K for the
Year Ended December 31, 2022
                                                            Filed February 27,
2023
                                                            File No. 000-26727

       Dear Brian R. Mueller:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                    Sincerely,


                    Division of Corporation Finance

                    Office of Life Sciences